UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 19, 2012

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(714) 545-3288

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The description of the 2012 Conversion Agreements (as defined below) is incorporated by reference to Item 2.03 hereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 19, 2012, CNS Response, Inc. (the “Company”), having received on or prior to such date the consent of the holders of all of its outstanding senior secured notes issued in October and November 2010 (the “October Notes”) and all of its outstanding subordinated secured notes issued in January through April 2011 (the “January Notes”), amended all of the October Notes and the January Notes to add a mandatory conversion provision to the terms of such notes.  Under that provision, the October Notes and January Notes would be automatically converted upon the closing of a public offering by the Company of shares of its securities with gross proceeds to the Company of at least $3 million (the “Qualified Offering”).  If the public offering price is less than the conversion price then in effect, the conversion price will be adjusted to match the public offering price (the “Qualified Offering Price”).  As of June 25, 2012, the Company had also received consent of the holder of an unsecured note in the aggregate principal amount of $90,000 and of the holders of subordinated secured notes issued between October 2011 and February 2012 (the “2011 Bridge Notes”) in the aggregate principal amount of $1,860,000 (out of a total outstanding aggregate principal amount of $2,000,000) to make corresponding changes to the terms of their notes. Holders of 2011 Bridge Notes in the aggregate principal amount of $140,000 did not deliver the requisite consent, and such notes will therefore remain outstanding after the Qualified Offering, assuming that the Company succeeds in consummating the Qualified Offering. Also outstanding after the Qualified Offering, but intended to be repaid with the proceeds of the offering, would be two demand notes in the aggregate principal amount of $100,000 each held by our director John Pappajohn. There can be no assurances that the Company will be successful in consummating the Qualified Offering.

Pursuant to the agreements amending the October Notes, January Notes, and 2011 Bridge Notes (the “2012 Conversion Agreements”), the exercise price of the warrants that were issued in connection with the Senior Notes, the Subordinated Notes and those of the 2011 Bridge Notes being converted in the Qualified Offering (the “Warrants”), will be adjusted to match the Qualified Offering Price, if such price is lower than the exercise price then in effect. The Warrants were also amended to remove the full-ratchet provision from the Warrants for securities offerings occurring after the Qualified Offering.

The Company agreed to issue to each holder of the Senior Notes, January Notes and 2011 Bridge Notes who executed the 2012 Conversion Agreements, as consideration for the above, warrants to purchase a number of shares of common stock corresponding to 50% of the number of shares issuable upon conversion of the principal amount and accrued and unpaid interest of his or her notes (with such warrant having substantially the same terms as the warrants included in the Qualified Offering) and each holder of the October Notes and January Notes receiving an additional warrant to purchase a number of shares of common stock corresponding to 50% of the number of shares issuable upon conversion of the principal amount of his or her notes (with such warrant having the same term as the Outstanding Warrants, as amended, held by such holder) (the “Consideration Warrants”).  The Consideration Warrants would be issued on or within 10 business days after the Qualified Offering.

As a result of the above consents, assuming that the Qualified Offering had closed on June 25, 2012, all outstanding October Notes and January Notes and $2,041,100 in principal amount and accrued interest of outstanding 2011 Bridge Notes and unsecured notes, would be converted into 2,773,611 shares of the Company’s common stock. Under the same assumption, the Company would issue Consideration Warrants to purchase 2,307,489 shares of common stock to the noteholders.

The foregoing description of the 2012 Conversion Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the 2012 Conversion Agreements, including its exhibits. The forms of 2012 Conversion Agreements are attached as Exhibits 10.69, 10.70 and 10.71 to Amendment No. 8 to the Company’s registration statement on Form S-1 filed on June 20, 2012 and are incorporated by reference herein.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
June 25, 2012		Paul Buck
Chief Financial Officer